UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2010

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle Mail Stop CF3-203,
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

After market close on August 23, 2010, RadioShack Corporation (“RadioShack”) entered into accelerated share repurchase agreements (“ASR Agreements”) with Bank of America N.A. and Wells Fargo Bank, N.A. (the “Banks”) under which RadioShack will repurchase shares of its common stock. RadioShack is repurchasing shares under the ASR Agreements as part of its previously announced share repurchase program. Under the ASR Agreements, RadioShack will pay an aggregate of $300 million to the Banks on August 24, 2010 for a number of shares of common stock at a per share price equal to the discounted average of the volume-weighted average prices per share of RadioShack common stock during the ASR Agreements’ respective valuation periods (in each case, the “ASR Price”).

The valuation periods in the ASR Agreements begin on August 24, 2010, with alternating valuation days for each Bank, and are expected to end no later than the end of the fourth quarter of 2010. However, each Bank may accelerate the end of the valuation period in its ASR Agreement to any date after September 24, 2010. Certain events, such as market disruption events or regulatory disruption events, may result in the valuation periods being extended.

When RadioShack makes its $300 million payment on August 24, 2010, it will receive from the Banks approximately 11.7 million shares of common stock, which is currently estimated to be approximately 70% of the total number of shares to be repurchased under the ASR Agreements at a pre-arranged price per share (the “Initial Price”). At the end of the valuation period under each ASR Agreement, there will be a “make-whole” adjustment, such that the relevant Bank will deliver the remaining shares, if any, to be repurchased and, (i) if the relevant ASR Price is less than the Initial Price, the relevant Bank will owe RadioShack additional shares, or (ii) if the relevant ASR Price is greater than the Initial Price, RadioShack will be obligated to pay to the relevant Bank, in cash or shares of its common stock, a make-whole amount.

In connection with the ASR Agreements, we expect that each Bank, on alternating days, will purchase (or otherwise acquire long positions in) shares of RadioShack common stock in the open market until it has acquired (or otherwise has long positions in) the number of shares RadioShack has agreed to repurchase under the ASR Agreement with that Bank. We expect that these acquisitions (and other transactions) will include covering purchases to close out stock borrow positions taken on by the Banks to make their initial deliveries of shares to us. In addition, we expect that the Banks may be purchasing or selling, or both purchasing and selling (and possibly taking on other long and/or short positions in) RadioShack common stock on their respective alternating valuation days in other hedging transactions related to the ASR Agreements. We expect that much of this activity will take place during each Bank’s respective alternating valuation days during the ASR Agreements’ respective valuation periods. All of these market transactions in our shares (or in derivative or other transactions related to our shares) will be for the Banks’ own accounts.

The ASR Agreements are subject to terms customary for similar agreements, including providing for the effects of extraordinary corporate transactions and setting forth circumstances under which the agreements may be terminated or unwound early, including if the price of RadioShack common stock is equal to or lower than 30% of the closing price of RadioShack’s common stock on the New York Stock Exchange on August 23, 2010.

The foregoing description of the ASR Agreements is a summary and is qualified in its entirety by the terms of the ASR Agreements, copies of which will be filed as exhibits to RadioShack’s Quarterly Report on Form 10-Q for the third quarter of 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 above is hereby incorporated by reference.

Item 7.01.	Regulation FD Disclosure.

On August 23, 2010, RadioShack issued a press release announcing that it had entered into the ASR Agreements. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Press Release dated August 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: August 23, 2010	By:	/S/ JAMES F. GOOCH
James F. Gooch
Executive Vice President – Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated August 23, 2010.